Exhibit 99.1

Innodata Isogen Reports Fourth Quarter and Fiscal Year 2009 Results

NEW YORK--(BUSINESS WIRE)--March 11, 2010--INNODATA ISOGEN, INC. (NASDAQ: INOD), today reported results for the fourth quarter ended December 31, 2009 and fiscal year 2009.

  Total revenue was $16.8 million for the fourth quarter of 2009, a decrease of 12% from third quarter revenue of $19.1 million.
  Gross profit was $2.7 million for the fourth quarter of 2009, a decrease of 52% from third quarter gross profit of $5.7 million.
  SG&A was $5.9 million for the fourth quarter of 2009, an increase of 57% from third quarter SG&A of $3.7 million.
  The company generated a net loss of $768,000 or $0.03 per diluted share, compared to net earnings in the third quarter of $1.3 million, or $0.05 per diluted share.
  For the fiscal year ended December 31, 2009, revenue was $79.3 million in 2009, up 6% from 2008. Net income was $7.3 million, or $0.28 per diluted share, up 10% from 2008.
  The company’s balance sheet continues to be strong with net assets of $41 million and cash and cash equivalents of $26.5 million as of December 31, 2009, compared to net assets of $29.3 million and cash and cash equivalents of $ 13.9 million as of December 31, 2008.

“Our disappointing performance in the fourth quarter reflects the impact of the cancellation of a major project we announced last week, for which we incurred approximately $450,000 in unreimbursed costs in the quarter, the establishment of a $1.2 million reserve for receivables from another client which impacted our selling and administrative expenses, and the non-recognition of $430,000 in fourth quarter revenues from this client, and $0.9 million of other increases in selling and administrative expenses that are primarily one-time or end of year related. These negative results were offset in part by approximately $2.4 million of income tax benefits,” said Jack Abuhoff, Chairman and CEO of Innodata Isogen.

"While it will take some time to fully redeploy our resources from the cancelled project to other client activities, we are working hard to make 2010 another year of profitable growth for Innodata Isogen.”

Timing of Conference Call with Q&A

Innodata Isogen will conduct an earnings conference call, including a question & answer period, at 11AM ET today. You can participate in this call by dialing the following call-in numbers:

1-888-397-5338 (Domestic)
1-719-325-2346 (International)

1-888-203-1112 (Domestic Replay)
1-719-457-0820 (International Replay)

Pass code on replay only: 1540539

Investors may also access a live Webcast of the conference call at the Investor Relations section of www.innodata-isogen.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata Isogen

Innodata Isogen (NASDAQ: INOD), is a leading provider of knowledge process outsourcing (KPO) services, as well as publishing and related information technology (IT) services.

We work as a product development partner to our clients, helping them meet their content creation and publishing challenges. We provide outsourcing services that draw upon onshore and offshore resources, proven project management and highly engineered processes and tools. We also help our clients improve their internal business operations with process and systems engineering. Our clients include leading enterprises in information-intensive industries such as media, publishing and information services, high technology, manufacturing, aerospace, defense, law, government and intelligence.

Recent honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Headquartered in the New York metro area, Innodata Isogen has offices and operations in the United States, the United Kingdom, France, Israel, China, India, Sri Lanka, and the Philippines.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to," “forecast,” “likely” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations, and are subject to a number of risks and uncertainties, including without limitation, the primarily at-will nature of the company's contracts with its customers and the ability of customers to reduce, delay or cancel projects, including projects that the company regards as recurring; continuing revenue concentration in a limited number of clients; continuing reliance on project-based work; inability to replace projects that are completed, cancelled or reduced; depressed market conditions; changes in external market factors; the ability and willingness of our customers and prospective customers to execute business plans which give rise to requirements for digital content and professional services in knowledge processing; difficulty in integrating and deriving synergies from acquisitions; potential undiscovered liabilities of companies that we acquire; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

INNODATA ISOGEN, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) (Unaudited)

	Three Months Ended			Year Ended
	December 31			December 31

		2009	2008	2009	2008

Revenues		$16,772	$20,398	$79,329	$75,001

Operating costs and expenses
Direct operating expenses		14,054	12,976	54,761	53,173
Selling and administrative expenses		5,896	4,442	16,318	16,486
Interest income, net		(5)	(39)	(30)	(206)

Total		19,945	17,379	71,049	69,453

Income (Loss) before benefit from income taxes		(3,173)	3,019	8,280	5,548

Provision (Benefit) from income taxes		(2,405)	(1,662)	967	(1,110)
Net income (loss)		$(768)	$4,681	$7,313	$6,658

Income (loss) per share:
Basic	$	( .03)	$.19	$.30	$.27
Diluted	$	( .03)	$.19	$.28	$.26

Weighted average shares outstanding:
Basic		25,378	24,119	24,613	24,390
Diluted		26,451	24,376	25,764	25,137

INNODATA ISOGEN, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2009 AND 2008 (Dollars in Thousands)

	December 31,	December 31,
	2009	2008
	Unaudited	From audited
		financial statements
ASSETS:

Current assets:
Cash and cash equivalents	$26,480	$13,875
Accounts receivable-net	11,741	14,017
Prepaid expenses and other current assets	3,899	2,246
Refundable income taxes	-	-
Deferred income taxes	1,763	3,189

Total current assets	43,883	33,327

Property and equipment, net	5,559	6,726

Other assets	2,505	2,825

Deferred income taxes	943	906

Goodwill	675	675

TOTAL	$53,565	$44,459

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable and accrued expenses	$3,554	$3,593
Accrued salaries, wages and related benefits	5,022	5,289
Income and other taxes	1,339	1,649
Current portion of long-term obligations	892	915
Deferred income taxes	487	-

Total current liabilities	11,294	11,446

Deferred income taxes	87	2,080

Long term obligations	1,199	1,671

STOCKHOLDERS' EQUITY	40,985	29,262

TOTAL	$53,565	$44,459

CONTACT:
Innodata Isogen, Inc.
Corey D. Luskin, 201-371-8055
Vice President
cluskin@innodata-isogen.com